Exhibit 99.1

FORM OF

INSTRUCTIONS AS TO USE OF EARGO, INC.’S RIGHTS CERTIFICATE

Please consult Morrow Sodali LLC as to any questions

at (800) 662-5200 and via email at EAR.info@investor.morrowsodali.com.

The following instructions relate to a rights offering (the “Rights Offering”) by Eargo, Inc., a Delaware corporation (“Eargo”), to the holders of record of its common stock, $0.0001 par value per share (the “Common Stock”), as described in Eargo’s prospectus dated             , 2022 (the “Prospectus”). Each holder of record of Common Stock at the close of business on October 24 , 2022 (the “Record Date”) will receive, at no charge, one subscription right (the “Subscription Rights”) for each share of Common Stock held at the Record Date. The Subscription Rights are non-transferrable, except that the Subscription Rights will be transferable by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders. “Affiliated” means (means each other funds that owns or controls directly or indirectly the holder and any fund that controls or is controlled by or is under common control with the holder.

Subscription Rights exercisable up to an aggregate of 375,000,000 shares of Common Stock are being distributed in connection with the Rights Offering. Each whole Subscription Right is exercisable, upon payment of $0.50 in cash (the “Subscription Price”), to purchase                 shares of Common Stock (the “Basic Subscription Privilege”). Holders who fully exercise their Basic Subscription Privilege will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised Basic Subscription Privilege (the “Oversubscription Privilege”). If sufficient shares are available, all Oversubscription Privilege requests will be honored in full, subject to certain limitations set forth in the Prospectus. If Oversubscription Privilege requests for shares exceed the remaining shares available, we will allocate the available shares pro rata among those rights holders who oversubscribed based on the number of shares each rights holder subscribed for under the Basic Subscription Privilege. Notwithstanding the foregoing:

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no shares of Common Stock will be issued upon exercise of the Oversubscription Privilege by a particular stockholder to the extent that such issuance would result in such stockholder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that includes such stockholder, beneficially owning in excess of 9.9% of the outstanding shares of Common Stock upon completion of the Rights Offering; and

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no shares of Common Stock will be issued upon exercise of the Oversubscription Privilege by any or all stockholders to the extent that the number of shares subscribed for in the Rights Offering (including pursuant to the Oversubscription Privilege) would exceed 75 million shares in the aggregate (i.e., in the event the total number of shares subscribed for, including oversubscriptions, exceeds 75 million, stockholders’ oversubscriptions will be cut back on a pro rata basis (based on the extent to which the oversubscriptions exceed, on a percentage basis, the underlying rights) until the total number of shares subscribed for, including oversubscriptions, is 75 million or all oversubscriptions have been fully cut back to zero). See “The Rights Offering” in the Prospectus.

Subscription Rights may only be exercised in whole numbers, and Eargo will not issue fractional shares. After aggregating all of the shares subscribed for by a particular stockholder, any fractional shares of Common Stock created by the exercise of the Subscription Rights by that stockholder will be rounded down to the nearest whole share, with such adjustments as may be necessary to ensure that we offer 375,000,000 shares of Common Stock in the Rights Offering.

The Subscription Rights will expire at 5:00 PM Eastern Time on November 17, 2022 (as it may be extended, the “Expiration Date”), unless extended. If you do not exercise your Subscription Rights before that time, your Subscription Rights will expire and will no longer be exercisable. Eargo will not be required to issue shares to you if Continental Stock Transfer & Trust Company, LLC (the “Subscription Agent”) receives your rights certificate or your subscription payment after that time. Eargo has the option to extend the Rights Offering in its sole discretion, although it does not presently intend to do so. Eargo may extend the Rights Offering by giving oral or written notice to the Subscription Agent before the Expiration Date. If Eargo elects to extend the Rights Offering, Eargo will issue a press release announcing the extension no later than 9:00 AM Eastern Time on the next business day after the most recently announced Expiration Date of the Rights Offering.

The number of Subscription Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate section on the back of your Rights Certificate and returning the Rights Certificate with your payment to the Subscription Agent in the envelope provided.

YOUR PROPERLY COMPLETED AND EXECUTED RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION DATE AND TIME. PAYMENT OF THE SUBSCRIPTION PRICE OF ALL SUBSCRIPTION RIGHTS EXERCISED, INCLUDING SUBSCRIPTION RIGHTS PURSUANT TO THE OVERSUBSCRIPTION PRIVILEGE, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION DATE AND TIME. ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU CANNOT REVOKE THE EXERCISE OF SUCH SUBSCRIPTION RIGHTS. SUBSCRIPTION RIGHTS NOT VALIDLY EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE. IN CASE YOU HOLD SUBSCRIPTION RIGHTS THROUGH A BROKER OR OTHER NOMINEE, YOU SHOULD VERIFY WITH YOUR BROKER OR NOMINEE BY WHEN YOU MUST DELIVER YOUR INSTRUCTION.

1. Subscription Rights. To exercise Subscription Rights, complete your Rights Certificate and send your properly completed and executed Rights Certificate, together with payment in full of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the Subscription Agent. PLEASE DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO EARGO. The method of delivery of the Rights Certificate and the payment of the Subscription Price to the Subscription Agent is at your election and risk. Properly completed and executed Rights Certificates and payments must be received by the Subscription Agent prior to the Expiration Date and Time. If you send your Rights Certificate and payment by mail, then they should be sent by registered mail, to arrive before the Expiration Date. If more shares are subscribed for pursuant to the Oversubscription Privilege than are available for sale, shares will be allocated pro rata among holders, as described in the Prospectus. The Subscription Rights are non-transferable and may not be sold, transferred, assigned or given away to anyone.

2. Acceptance of Payments. Payments will be deemed to have been received by the Subscription Agent only upon the (i) receipt of a cashier’s check drawn against a U.S. bank payable to “Continental Stock Transfer & Trust Company, as subscription agent for Eargo, Inc. ” or (ii) receipt of a wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, LLC, as Subscription Agent for purposes of accepting subscriptions in this Rights Offering at JPMorgan Chase Bank; ABA #021000021; Acct # 475468767; Reference: Eargo, Inc., for further credit to Eargo, Inc., and name of Subscription Rights holder.

3. Contacting the Subscription Agent or Morrow Sodali LLC. The address of the Subscription Agent is shown below. Delivery to an address other than shown below does not constitute valid delivery.

By Mail, Hand or Overnight Courier

Continental Stock Transfer & Trust Company, LLC

1 State Street, 30th Floor

New York, NY 10004

Attn: Corporate Actions – Eargo, Inc.

If you have other questions or need assistance, please contact Morrow Sodali LLC at (800) 662-5200 and via email at EAR.info@investor.morrowsodali.com. Banks and Brokers, please call (203) 658-9400.

4. Partial Exercises; Effect of Over-Payments and Under-Payments. If you exercise less than all of the Subscription Rights evidenced by your Rights Certificate and make the choice to submit an additional exercise request, you must contact the Subscription Agent for a new Rights Certificate. If you choose to have a new Rights Certificate sent to you, you may not receive any such new Rights Certificate in sufficient time to permit exercise of the Subscription Rights evidenced thereby. If you do not indicate the number of shares to be subscribed for on your Rights Certificate, or if you indicate a number of shares that does not correspond with the aggregate Subscription Price payment you delivered, you will be deemed to have subscribed for the maximum number of shares that may be subscribed for, under both the Basic Subscription Privilege and the Oversubscription Privilege, for the aggregate Subscription Price you delivered. If the Subscription Agent does not apply your full Subscription Price payment to your purchase of shares, then the Subscription Agent will return the excess amount to you, without interest or deduction, as soon as practicable after the Expiration Date. If you subscribe for fewer than all of the shares represented by your Rights Certificate, then the unexercised Subscription Rights will become null and void on the Expiration Date.

5. Deliveries to Holders. The following deliveries and payments to you will be made to the address shown on the face of your Rights Certificate:

(a) Basic Subscription Privilege and Oversubscription Privilege. The shares of Common Stock that are purchased pursuant to the valid exercise of Basic Subscription Privilege and Over-Subscription Privileges will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration, or DRS, account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of Common Stock. The Subscription Agent will arrange for the issuance of the shares of Common Stock as soon as practicable after the expiration of the Rights Offering, payment for the shares subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you hold your shares of Common Stock in the name of a custodian bank, broker, dealer, or other nominee, DTC, as defined below, will credit your account with your nominee with the securities you purchased in the Rights Offering.

(b) Excess Payments. If you exercised your Oversubscription Privilege and are allocated less than all of the shares for which you wished to over-subscribe, then your excess Subscription Price payment for shares that were not allocated to you will be returned by the Subscription Agent to you, without interest or deduction, as soon as practicable after the Expiration Date.

6. Execution.

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, YOU MUST SIGN IN YOUR LEGAL CAPACITY WITH YOUR SIGNATURE MEDALLION GUARANTEED. YOUR GUARANTOR (BANK/BROKER) WILL REQUIRE PROOF OF YOUR AUTHORITY TO ACT. CONSULT YOUR GUARANTOR FOR THEIR SPECIFIC REQUIREMENTS. YOU OR YOUR GUARANTOR MAY ACCESS THE SECURITIES TRANSFER ASSOCIATION (STA) RECOMMENDED REQUIREMENTS ONLINE AT www.stai.org.

7. Method of Delivery. The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Subscription Rights holder. If sent by mail, it is recommended that they be sent by registered mail, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to and receipt by the Subscription Agent prior to the Expiration Date.

8. No Revocation. If you exercise any of your Basic Subscription Privilege or Oversubscription Privilege, you will not be permitted to revoke or change the exercise or request a refund of monies paid. You should not exercise your Subscription Rights unless you are sure that you wish to purchase shares at the Subscription Price.

Once you exercise your Subscription Rights, you cannot revoke the exercise of such Subscription Rights, even if you later learn information that you consider to be unfavorable and even if the market price of our Common Stock is below the Subscription Price.

9. Special Provisions Relating to the Exercise of Subscription Rights through the Depository Trust Company. In the case of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Subscription Rights may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised pursuant to the Subscription Right by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Share subscribed for. Banks, brokers and other nominee holders of Subscription Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and Eargo as to the aggregate number of Subscription Rights that have been exercised, and the number of shares that are being subscribed for pursuant to the Oversubscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting. In the event such certification is not delivered in respect of a Rights Certificate, the Subscription Agent shall for all purposes (including for purposes of any allocation in connection with the Oversubscription Privilege) be entitled to assume that such Statement is exercised on behalf of a single beneficial owner.

10. Questions and Request for Additional Materials. For questions regarding the Rights Offering, assistance regarding the method of exercising Subscription Rights or for additional copies of relevant documents, please contact Morrow Sodali LLC at (800) 662-5200 and via email at EAR.info@investor.morrowsodali.com. Banks and Brokers, please call (203) 658-9400.